ABRAXAS PETROLEUM CORPORATION

www.abraxaspetroleum.com

Exhibit 99.1

NEWS RELEASE

Abraxas Reports Full Year 2006 Results with

Increased Production, Revenue, EBITDA and Cash Flow

SAN ANTONIO (March 13, 2007) – Abraxas Petroleum Corporation (AMEX:ABP) today reported financial and operating results for the twelve months ended December 31, 2006 and provided an operational update.

Results for the year ended December 31, 2006 included:

•	Production of 7.7 Bcfe, a 26% increase over 2005;
•	Revenue of $51.7 million, a 6% increase over 2005;
•	EBITDA (a) of $35.0 million, a 12% increase over 2005; and
•	Cash flow (a) of $18.4 million, a 6% increase over 2005.

(a) see reconciliation of non-GAAP financial measures below.

Net earnings for the year ended December 31, 2006 were $1.2 million, or $0.03 per share, as compared to net earnings in 2005 of $6.3 million, or $0.16 per share, from continuing operations. Continuing operations represent financial and operating results from operations in the U.S. only as all of Grey Wolf Exploration Inc.’s historical performance and results are treated as discontinued operations as a result of the sale of Grey Wolf shares owned by Abraxas in Grey Wolf’s initial public offering that closed on February 28, 2005. Abraxas currently owns less than 1% of the outstanding capital stock of Grey Wolf.

“I am pleased to announce that in 2006 we increased production, revenue, EBITDA and cash flow over 2005 levels. Net earnings were lower in 2006 due to higher interest and depreciation, depletion and amortization (D/D/A) expenses – the higher D/D/A is a direct result of the increased drilling costs that have plagued the industry over the past year. Our preliminary budget for 2007 includes roughly 20 to 30 projects, which will focus on improving our reserve ratio through the conversion of proved undeveloped and probable / possible reserves to the proved developed category. Based on our current plans, coupled with relatively strong commodity prices, I believe we are poised to have a great 2007,” commented Bob Watson, Abraxas’ President and CEO.

Operations

In the Oates SW Field of Pecos County, Texas, a rig is currently scheduled to move this week onto the Manzanita #1H (ABP: 100% WI) to drill the horizontal lateral in the Devonian formation. The vertical portion of the well was previously cleaned out with a Company-owned workover rig.

In the Abraxas Cherry Canyon Field of Ward County Texas, the Caprito 83 #12 (ABP: 81% WI) was completed in the Bell & Cherry Canyon sands - the Bell Canyon is currently being tested. After testing is complete, the bridge plug will be pulled and the Bell Canyon will be commingled with the Cherry Canyon. The Caprito 82 #12 (ABP: 64% WI) was completed in the Cherry Canyon and a pumping unit is currently being installed on the well.

500 N. Loop 1604 East, Suite 100, San Antonio, Texas 78232

Office: 210.490.4788 Exec/Acctg Fax: 210.490.8816

In the Brooks Draw Field of Converse & Niobrara Counties, Wyoming, we are in the process of permitting several horizontal wells to target the Mowry Shale (ABP: 100% WI); while we address various land issues on several other locations.

“We have begun the initial phase of production testing on the Caprito wells and look forward to definitive results in the near future. In Wyoming, we are very encouraged by the initial results other operators have achieved by drilling horizontally in the Mowry Shale and their stated plans of a continuous drilling program during 2007. We anticipate that our initial drilling permits will be approved by mid-summer, with drilling operations to commence soon thereafter. Lastly, we anticipate that the drilling of the lateral section on the Manzanita #1H well in the Oates SW Field will be underway by next week,” commented Bob Watson, Abraxas’ President and CEO.

Conference Call

Abraxas invites you to participate in a conference call on Tuesday, March 13, 2007, at 10:00 a.m. CT to discuss the contents of this release and respond to questions. Please dial 1.800.599.9795, passcode 35589430, 10 minutes before the scheduled start time, if you would like to participate in the call. The conference call will also be webcast live on the Internet and can be accessed directly on the Company’s website at www.abraxaspetroleum.com under the Investor Relations section. In addition to the audio webcast replay, a podcast and transcript of the conference call will be posted on the Investor Relations section of the Company’s website approximately 24 hours after the conclusion of the call, and will be accessible for at least 60 days.

Abraxas Petroleum Corporation is a San Antonio based crude oil and natural gas exploitation and production company with operations in Texas and Wyoming.

Safe Harbor for forward-looking statements: Statements in this release looking forward in time involve known and unknown risks and uncertainties, which may cause Abraxas’ actual results in future periods to be materially different from any future performance suggested in this release. Such factors may include, but may not be necessarily limited to, changes in the prices received by Abraxas for natural gas and crude oil. In addition, Abraxas’ future natural gas and crude oil production is highly dependent upon Abraxas’ level of success in acquiring or finding additional reserves. Further, Abraxas operates in an industry sector where the value of securities is highly volatile and may be influenced by economic and other factors beyond Abraxas’ control. In the context of forward-looking information provided for in this release, reference is made to the discussion of risk factors detailed in Abraxas’ filings with the Securities and Exchange Commission during the past 12 months.

FOR MORE INFORMATION CONTACT:

Barbara M. Stuckey/Director of Corporate Development

Direct Telephone 210.757.9835

Main Telephone 210.490.4788

bstuckey@abraxaspetroleum.com

www.abraxaspetroleum.com

ABRAXAS PETROLEUM CORPORATION

QUARTER AND YEAR-END RESULTS

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
Financial results:
(In thousands except per share data)
Revenues	$11,899	$17,012	$51,723	$48,625
EBITDA (a)	7,112	11,017	34,966	31,265
Cash flow (a)	2,955	7,223	18,361	17,275
Earnings (loss) from continuing operations	(1,546)	3,460	1,246	6,271
Earnings (loss) per share from continuing operations – basic	$(0.04)	$0.08	$0.03	$0.16
Weighted average shares outstanding – basic	42,663	42,002	42,579	39,367

Production:
Crude oil per day (Bopd)	551	534	549	533
Natural gas per day (Mcfpd)	17,272	16,469	17,849	13,541
Natural gas equivalents per day (Mcfepd)	20,578	19,676	21,144	16,736
Natural gas equivalents (Bcfe)	1.89	1.81	7.72	6.11

Realized prices (net of hedge impact):
Crude oil (Bbl)	$55.76	$57.18	$62.10	$53.27
Natural gas (Mcf)	5.43	9.12	5.78	7.48
Price per Mcfe	6.05	9.18	6.49	7.75

Expenses:
Lease operating ($ per Mcfe)	$1.01	$1.16	$0.94	$1.12
Production taxes (% of revenue)	11.7%	6.9%	8.7%	8.7%
General and administrative, excluding stock-based compensation ($ per Mcfe)	0.67	1.39	0.54	0.90
Cash interest ($ per Mcfe)	2.20	2.10	2.15	2.28
D/D/A ($ per Mcfe)	1.92	1.82	1.86	1.46

(a)	See reconciliation of non-GAAP financial measures below.

Note: The above results exclude impact from Grey Wolf Exploration Inc.

BALANCE SHEET DATA

(In thousands)	December 31, 2006	December 31, 2005

Cash	$43	$42
Working capital (deficit)	(3,719)	(4,880)
Property and equipment - net	104,957	105,248
Total assets	117,486	121,866

Long-term debt	127,614	129,527
Stockholders’ equity (deficit)	(21,619)	(23,701)
Common shares outstanding	42,727	42,007

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands except per share data)	Year Ended December 31,
	2006	2005	2004

Revenues:
Oil and gas production revenues	$50,094	$47,314	$33,073
Rig revenues	1,613	1,295	771
Other	16	16	10
	51,723	48,625	33,854
Operating costs and expenses:
Lease operating	7,291	6,870	5,489
Production taxes	4,485	4,224	3,078
Depreciation, depletion, and amortization	14,393	8,914	7,213
Rig operations	819	756	671
General and administrative (including stock- based compensation of $998, $247 and $112)	5,160	5,757	5,238
	32,148	26,521	21,689
Operating income	19,575	22,104	12,165

Other (income) expense:
Interest income	(29)	(19)	(10)
Interest expense	16,767	13,989	17,867
Amortization of deferred financing fees	1,591	1,589	1,848
Financing costs	—	—	1,657
Gain on debt redemption	—	—	(12,561)
Other	—	274	387
	18,329	15,833	9,188
Net earnings from continuing operations before income tax	1,246	6,271	2,977
Deferred income tax benefit	—	—	(6,060)
Net earnings from continuing operations	1,246	6,271	9,037
Net earnings from discontinued operations	—	12,846	3,323
Net earnings	$1,246	$19,117	$12,360

Basic earnings per common share:
Net earnings from continuing operations	$0.03	$0.16	$0.25
Discontinued operations	—	0.33	0.09
Net earnings per common share - basic	$0.03	$0.49	$0.34

Diluted earnings per common share:
Net earnings from continuing operations	$0.03	$0.15	$0.23
Discontinued operations	—	0.31	0.09
Net earnings per common share - diluted	$0.03	$0.46	$0.32

Weighted average shares outstanding:
Basic	42,579	39,367	36,222
Diluted	43,862	41,164	38,895

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

To fully assess Abraxas’ operating results, management believes that, although not prescribed under generally accepted accounting principles (“GAAP”), discretionary cash flow and EBITDA are appropriate measures of Abraxas’ ability to satisfy capital expenditure obligations and working capital requirements. Cash flow and EBITDA are non-GAAP financial measures as defined under SEC rules. Abraxas’ cash flow and EBITDA should not be considered in isolation or as a substitute for other financial measurements prepared in accordance with GAAP or as a measure of the Company’s profitability or liquidity. As cash flow and EBITDA exclude some, but not all, items that affect net income and may vary among companies, the cash flow and EBITDA presented below may not be comparable to similarly titled measures of other companies. Management believes that operating income calculated in accordance with GAAP is the most directly comparable measure to cash flow and EBITDA; therefore, operating income is utilized as the starting point for these reconciliations.

Cash flow is defined as operating income plus depletion, depreciation and amortization expenses, non-cash expenses and cash portion of other expense and cash interest. The following table provides a reconciliation of cash flow to operating income for the periods presented.

(In thousands)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005

Operating income	$3,066	$7,534	$19,575	$22,104
Depletion, depreciation and amortization	3,626	3,292	14,393	8,914
Stock-based compensation	420	191	998	247
Cash portion of other expense	—	—	—	(39)
Cash interest	(4,157)	(3,794)	(16,605)	(13,951)
Cash Flow	$2,955	$7,223	$18,361	$17,275

EBITDA is defined as net income plus interest expense, depletion, depreciation and amortization expenses, deferred income taxes and other non-cash items. The following table provides a reconciliation of EBITDA to operating income for the periods presented – see consolidated statements of operations for a reconciliation of net income to operating income.

(In thousands)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005

Operating income	$3,066	$7,534	$19,575	$22,104
Depletion, depreciation and amortization	3,626	3,292	14,393	8,914
Stock-based compensation	420	191	998	247
EBITDA	$7,112	$11,017	$34,966	$31,265

Note: The above cash flow and EBITDA reconciliations exclude impact from Grey Wolf Exploration Inc.